UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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Ally Financial Inc.
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ALLY FINANCIAL INC.

The following information supplements information contained in Ally Financial Inc.’s Definitive Proxy Statement dated April 8, 2015 for the 2015 annual stockholder meeting to be held on May 28, 2015.

May 18, 2015

Dear stockholders:

Ally Financial’s (“Ally” or the “Company”) proxy statement discloses in its security ownership of directors and executive officers that Mr. Feinberg does not directly own any shares of common stock of Ally. Certain funds and accounts affiliated with Cerberus Capital Management, L.P. (the “Cerberus Funds”) own 41,516,297 shares of the common stock. Mr. Feinberg, through one or more intermediate entities, exercises sole voting and dispositive control with respect to all shares of the common stock held by the Cerberus Funds. The Cerberus Funds have pledged 37,487,589 of the shares owned by the Cerberus Funds as security in the ordinary course of their portfolio investment management (the “Pledged Shares”).

The Company’s Board of Directors has discussed these pledges with Cerberus Capital Management, L.P. (“CCM”) on behalf of the Cerberus Funds. CCM has advised the Board that there is no meaningful risk to the Company with respect to the Pledged Shares for the following reasons:

•	As of May 17, 2015 the aggregate outstanding amount of the loans (the “Margin Loans”) obtained by the Cerberus Funds with respect to the Pledged Shares is $431.1 million. The advance rate on the Margin Loans is between 62.5% and 69.4% and the current loan-to-value of the Margin Loans is less than 55%.

•	In addition to being secured by the Pledged Shares, the Margin Loans are guaranteed by the Cerberus Funds, which, as of April 30, 2015, have an aggregate net asset value of $8.9 billion. This net asset value of the guarantor Cerberus Funds is over 20 times the aggregate outstanding amount of the Margin Loans.

•	The Margin Loans were obtained in the context of the ordinary course of business portfolio management of the Cerberus Funds by CCM and its affiliated management entities. The Margin Loans were not obtained or needed to address any liquidity issues or capital concerns with respect to CCM or the Cerberus Funds.

•	The Cerberus Funds have the ability to provide additional cash to support or reduce the outstanding balance of the Margin Loans, rather than have there be a forced sale of the Pledged Shares.

•	CCM and/or its affiliated management entities may cause the Cerberus Funds’ to increase or decrease their investment in the Company shares over time, and CCM and its management affiliates will make such determinations in their capacity as the registered investment adviser to the Cerberus Funds, at all times consistent with their investment responsibilities and portfolio management duties on behalf of the Cerberus Funds. Any reduction in such investment in the Company shares would likely reduce the number of Pledged Shares. Any increase in such investment in the Company shares would be exceedingly unlikely to increase the number of Pledged Shares.

•	The likelihood that the Cerberus Funds would be required to sell the Pledged Shares in the event of a margin call is remote.

•	Mr. Feinberg does not have a direct pecuniary interest in any shares of the Company, and is deemed to be the beneficial owner of the shares of the Company owned by the Cerberus Funds solely as a result of his exercising voting and dispositive control over all securities held by the Cerberus Funds.

The Board believes that Mr. Feinberg is an excellent director and is being re-nominated to the Board because of his contributions to the Company, and not as a result of any right for the Cerberus Funds to designate a director.

Ally does not have the ability to prohibit the Cerberus Funds from disposing of any Ally shares. If Mr. Feinberg were to no longer serve on the Board, the shares would continue to be pledged and there would be no mitigation of any risks arising from the Pledged Shares and less transparent disclosure to shareholders as a result.